EXHIBIT 99.3

                                                           FOR IMMEDIATE RELEASE

                                  PRESS RELEASE

                                NTL INCORPORATED
                              ANNOUNCES PRICING OF
                          SENIOR DEFERRED COUPON NOTES

NEW YORK, NEW YORK; (OCTOBER 30, 1998) - NTL Incorporated (NASDAQ: NTLI; EASDAQ:
NTLI.ED) announced that it has priced an issue of approximately $250 million gross proceeds 12-3/8% Senior Deferred Coupon Notes Due 2008 (the "Senior Deferred Notes").

     The net proceeds of the offering will be used for refinancing existing indebtedness. The closing of the sale of the Senior Deferred Notes is expected to occur on November 6, 1998.

     On October 26, 1998, the Company announced that it had priced an issue of $625 million of 11-1/2% Senior Notes (the "Senior Notes"), which is expected to close on or about November 2, 1998.

     The Senior Deferred Notes and the Senior Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

     Accordingly, the Senior Deferred Notes and the Senior Notes have been offered and sold within the United States in accordance with Regulation S under the Securities Act.



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     For  information  contact:  John F.  Gregg,  Managing  Director - Corporate
Finance & Development; Michael Peterson, Director - Corporate Development; Bret Richter, Director - Corporate Development or Richard J. Lubasch, Senior Vice President - General Counsel, at (212) 906-8440; in UK: Alison Smith at 01252-402662; or via e-mail at investor_relations@ntli.com.